Exhibit 99.1

WOW! REPORTS SECOND QUARTER 2024 RESULTS

Second Quarter 2024 Passed Approximately 8,900 New Homes in Greenfield and Edge-out Markets

ENGLEWOOD, Colo. (August 8, 2024) – WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW), one of the nation's leading broadband providers, with an efficient, high-performing network that passes nearly 2.0 million residential, business and wholesale consumers, today announced financial and operating results for the second quarter ended June 30, 2024.

Second Quarter 2024 Highlights (1)

●	Total Revenue of $158.8 million, a decrease of $13.8 million, or 8.0%, compared to the second quarter of 2023
●	HSD Revenue totaled $105.0 million, a decrease of $1.7 million, or 1.6%, compared to the second quarter of 2023
●	Net Loss was $10.8 million for the quarter ended June 30, 2024
●	Adjusted EBITDA of $70.0 million, an increase of $1.9 million, or 2.8%, compared to the second quarter of 2023
●	Net loss of 4,700 HSD RGUs for the quarter ended June 30, 2024, including 5,000 related to the discontinuation of the Affordable Connectivity Program
●	Passed approximately 8,900 new homes in Greenfield and Edge-out markets in the second quarter of 2024

"We made substantial progress throughout the quarter, growing our presence in Greenfield markets while continuing to stabilize our subscriber numbers in our legacy footprint," said Teresa Elder, WOW!’s CEO. "The rising penetration rates in our expansion markets gives me further confidence in our strategy and ability to grow our business while building on our momentum."

"Our results this quarter include strong adjusted EBITDA growth and effective cost management through a challenging cycle in our industry," said John Rego, WOW!’s CFO. "Our Adjusted EBITDA increased to $70 million with an Adjusted EBITDA margin of 44.1%."

Revenue

Total Revenue was $158.8 million for the quarter ended June 30, 2024, down $13.8 million, or 8.0%, as compared to the corresponding period in 2023.

Total Subscription Revenue for the quarter ended June 30, 2024 was $146.5 million, down $13.9 million, or 8.7%, as compared to the corresponding period in 2023. The decrease is primarily driven by a shift in service offering mix as we continue to experience a reduction in Video and HSD RGUs, coupled with a decrease in volume across all services.  The decrease is partially offset by an increase in average revenue per unit (“ARPU”) driven by rate increases issued in the third quarter of 2023 and first quarter of 2024.

Other Business Services Revenue totaled $5.0 million for the quarter ended June 30, 2024, down $0.1 million, or 2.0%, as compared with the corresponding period in 2023.

Other Revenue totaled $7.3 million for the quarter ended June 30, 2024, up $0.2 million, or 2.8%, as compared to the corresponding period in 2023 primarily to increases in paper statement fees and streaming partner revenue, partially offset by a decrease in shopping revenue and line assurance revenue.

(1)	Refer to “Non-GAAP Financial Measures” “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures,” and “Subscriber Information” in this Press Release for definitions and information related to Adjusted EBITDA, Adjusted EBITDA margin and reconciliation of non-GAAP measures to the closest comparable GAAP measures and why our management thinks it is beneficial to present such non-GAAP measures.

Costs and Expenses

Operating Expenses (excluding Depreciation and Amortization) totaled $64.6 million for the quarter ended June 30, 2024, down $11.0 million, or 15%, compared to the corresponding period in 2023. The decrease was primarily driven by decreases in direct operating expense, specifically programming expense, which aligns with the reduction in Video RGUs between periods, as well as increases in capitalizable expenses, decreases in bad debt expense and call center costs, partially offset by increases in charges for compensation related expenses, software and hardware related costs, and network expense. Selling, General, and Administrative expenses totaled $37.8 million for the quarter ended June 30, 2024, down $5.8 million, or 13%, compared to the corresponding period in 2023. The decrease is primarily attributable to decreases in restructuring costs associated with employee severance charges, as well as reductions in marketing expenses, stock compensation expenses, and transition service agreement expenses, partially offset by increases in legal and professional fees.

Net Loss

Net Loss for the quarter ended June 30, 2024 was $10.8 million as compared to net loss of $101.7 million for the quarter ended June 30, 2023. Net Profit Margin was (6.8)% for the quarter ended June 30, 2024 as compared to (58.9)% for the quarter ended June 30, 2023.

Adjusted EBITDA

Adjusted EBITDA for the quarter ended June 30, 2024, was $70.0 million, an increase of $1.9 million, compared to the corresponding period in 2023. Adjusted EBITDA margin was 44.1% for the quarter ended June 30, 2024, as compared to 39.5% for the quarter ended June 30, 2023.

Subscribers

WOW! reported Total Subscribers of 495,200 as of June 30, 2024, a decrease of 27,200, or 5%, compared to June 30, 2023, down 5,500 compared to March 31, 2024. HSD RGUs totaled 485,000 as of June 30, 2024, a decrease of 22,800, or 4%, compared to June 30, 2023, and down 4,700 compared to March 31, 2024.

Market Expansion

Market Expansion projects passed an additional 8,900 homes for the quarter ended June 30, 2024, including 7,000 additional homes in Greenfield markets and 1,900 additional homes in Edge-out projects. As of June 30, 2024, Greenfield initiatives passed a total of 52,500 homes and 8,100 subscribers, representing a 15.4% penetration rate.

At June 30, 2024, the 2024 Edge-out projects passed 4,400 new homes and 1,700 subscribers, representing a 38.6% penetration rate. The 2023 Edge-out projects passed 18,500 new homes and 5,300 subscribers, which represents 28.6% penetration on such nodes. The 2022 Edge-out projects passed 2,900 new homes and 900 subscribers, which represents 31.0% on such nodes.

Capital Expenditures

Capital Expenditures totaled $51.1 million for the quarter ended June 30, 2024, representing a $12.5 million decrease compared to the quarter ended June 30, 2023. The decrease is primarily related to decreases in line extensions as a result of lower spending on market expansion initiatives. Core Capital Expenditures, or total capital expenditures excluding expansion capital expenditures, equated to 21% of Total Revenue for the quarter ended June 30, 2024.

Liquidity and Leverage

As of June 30, 2024, the total outstanding amount of long-term debt and finance lease obligations was $974.5 million, and cash and cash equivalents were $20.7 million. Total Net Leverage as of June 30, 2024, was 3.4x on a LTM Adjusted EBITDA basis and undrawn revolver capacity totaled $0.4 million.

Acquisition Proposal Update

On May 2, 2024, the WOW! Board of Directors received an unsolicited non-binding preliminary acquisition proposal from DigitalBridge Investments, LLC and various Crestview entities. A special committee of independent directors has been formed to evaluate the Proposal. The Special Committee has retained Centerview Partners and Wachtell, Lipton, Rosen & Katz as its financial and legal advisors. The work of the Special Committee is ongoing. WOW! does not undertake any obligation to make any further public comment or disclosure on matters related to the proposal or related matters unless and until WOW! determines that additional disclosure is appropriate or required by law.

Third Quarter 2024 Guidance

Q3 2024
HSD Revenue	$106.0 - $109.0 million
Total Revenue	$157.0 - $160.0 million
Adjusted EBITDA	$67.0 - $70.0 million

HSD net additions	(5,000) - (3,000)

Webcast

WOW! will host a webcast and conference call on Thursday, August 8, 2024 at 4:30 p.m. ET to discuss the financial and operating results contained in this press release. The conference call and webcast will be broadcast live on the Company’s investor relations website at ir.wowway.com. Those parties interested in participating can use the information as follows:

Call Date:	Thursday, August 8, 2024	Call Time:	4:30 p.m. Eastern
Dial In:	(800) 715-9871	International:	(646) 307-1963
Conf. ID:	9830786

A replay of the call will be available on Thursday, August 8, 2024 on the investor relations website.

WIDEOPENWEST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,	December 31,
	2024	2023

	(in millions, except share data)
Assets
Current assets
Cash and cash equivalents	$20.7	$23.4
Accounts receivable—trade, net of allowance for doubtful accounts of $5.5 and $6.7, respectively	37.4	38.8
Accounts receivable—other, net	3.7	9.5
Prepaid expenses and other	44.4	38.5
Total current assets	106.2	110.2
Right-of-use lease assets—operating	20.9	20.1
Property, plant and equipment, net	843.5	830.4
Franchise operating rights	278.3	278.3
Goodwill	225.1	225.1
Intangible assets subject to amortization, net	0.8	1.0
Other non-current assets	49.0	49.6
Total assets	$1,523.8	$1,514.7
Liabilities and stockholders’ equity
Current liabilities
Accounts payable—trade	$59.3	$59.5
Accrued interest	1.8	1.6
Current portion of long-term lease liability—operating	4.4	4.3
Accrued liabilities and other	62.4	60.0
Current portion of long-term debt and finance lease obligations	17.9	18.8
Current portion of unearned service revenue	25.0	25.4
Total current liabilities	170.8	169.6
Long-term debt and finance lease obligations—less current portion and debt issuance costs	956.6	915.7
Long-term lease liability—operating	18.6	18.0
Deferred income taxes, net	115.8	125.7
Other non-current liabilities	25.4	27.5
Total liabilities	1,287.2	1,256.5
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 100,155,191 and 98,594,629 issued as of June 30, 2024 and December 31, 2023, respectively; 84,757,140 and 83,557,786 outstanding as of June 30, 2024 and December 31, 2023, respectively	1.0	1.0
Additional paid-in capital	397.7	391.8
Retained earnings	(5.5)	20.3
Treasury stock at cost, 15,398,051 and 15,036,843 shares as of June 30, 2024 and December 31, 2023, respectively	(156.6)	(154.9)
Total stockholders’ equity	236.6	258.2
Total liabilities and stockholders’ equity	$1,523.8	$1,514.7

WIDEOPENWEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

	(in millions, except for share data)
Revenue:
HSD	$105.0	$106.7	$211.2	$211.9
Video	30.8	41.6	62.6	83.7
Telephony	10.7	12.1	21.7	24.2
Total subscription services revenue	146.5	160.4	295.5	319.8
Other business services	5.0	5.1	10.3	10.3
Other	7.3	7.1	14.5	14.7
Total revenue	158.8	172.6	320.3	344.8

Costs and expenses:
Operating (excluding depreciation and amortization)	64.6	75.6	132.1	153.7
Selling, general and administrative	37.8	43.6	74.2	129.1
Depreciation and amortization	52.7	46.7	105.1	92.2
Impairment losses on intangibles	—	128.1	—	128.1
	155.1	294.0	311.4	503.1
Income (loss) from operations	3.7	(121.4)	8.9	(158.3)
Other income (expense):
Interest expense	(17.8)	(17.3)	(38.8)	(32.2)
Other income, net	0.2	0.8	0.5	2.0
Loss from operations before provision for income tax	(13.9)	(137.9)	(29.4)	(188.5)
Income tax benefit	3.1	36.2	3.6	48.8
Net loss	$(10.8)	$(101.7)	$(25.8)	$(139.7)

Basic and diluted loss per common share
Basic	$(0.13)	$(1.25)	$(0.32)	$(1.70)
Diluted	$(0.13)	$(1.25)	$(0.32)	$(1.70)
Weighted-average common shares outstanding
Basic	81,938,341	81,502,527	81,644,131	82,262,724
Diluted	81,938,341	81,502,527	81,644,131	82,262,724

WIDEOPENWEST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended
	June 30,
	2024	2023

	(in millions)
Cash flows from operating activities:
Net loss	$(25.8)	$(139.7)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	105.4	92.3
Deferred income taxes	(9.9)	(49.5)
Provision for doubtful accounts	4.8	5.5
Gain on sale of operating assets, net	(0.3)	(0.1)
Amortization of debt issuance costs and discount	0.9	0.8
Change in fair value of derivative instruments	(0.7)	—
Impairment losses on intangibles	—	128.1
Non-cash compensation	5.9	10.4
Other non-cash items	(0.1)	—
Changes in operating assets and liabilities:
Receivables and other operating assets	0.1	(13.7)
Payables and accruals	6.3	7.1
Net cash provided by operating activities	$86.6	$41.2
Cash flows from investing activities:
Capital expenditures	$(123.6)	$(123.8)
Other investing activities	0.1	0.2
Net cash used in investing activities	$(123.5)	$(123.6)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	$44.0	$130.0
Payments on long-term debt and finance lease obligations	(10.0)	(9.7)
Reimbursement of finance lease payments	1.7	—
Purchase of shares	(1.5)	(45.9)
Net cash provided by financing activities	$34.2	$74.4
Decrease in cash and cash equivalents	(2.7)	(8.0)
Cash and cash equivalents, beginning of period	23.4	31.0
Cash and cash equivalents, end of period	$20.7	$23.0
Supplemental disclosures of cash flow information:
Cash paid during the periods for interest, net	$38.6	$30.2
Cash paid during the periods for income taxes	$0.1	$9.8
Cash received during the periods for refunds of income taxes	$—	$4.8
Non-cash operating activities:
Operating lease additions	$2.9	$0.9
Non-cash investing and financing activities:
Finance lease additions	$5.1	$4.3
Excise tax payable	$0.2	$—
Capital expenditures within accounts payable and accruals	$33.7	$29.8

About WOW!

WOW! is one of the nation’s leading broadband providers, with an efficient, high-performing network that passes nearly 2.0 million residential, business and wholesale consumers. WOW! provides services in 16 markets, primarily in the Midwest and Southeast, including Michigan, Alabama, Tennessee, South Carolina, Florida and Georgia. With an expansive portfolio of advanced services, including high-speed Internet services, cable TV, phone, business data, voice, and cloud services, the company is dedicated to providing outstanding service at affordable prices. WOW! also serves as a leader in exceptional human resources practices, having been recognized nine times by the National Association for Business Resources as a Best & Brightest Company to Work For in the Nation® for the 10th time and by the National Association for Business Resources (NABR) for the sixth consecutive year.  Visit www.wowway.com for more information.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including statements related to any future events or potential transactions, that are not historical facts contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements represent our goals, beliefs, plans and expectations about our prospects for the future and other future events. Forward-looking statements include all statements that are not historical fact and can be identified by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “anticipate,” “expect,” “believe,” “estimate,” “plan,” “project,” “predict,” “potential,” or the negative of these terms. Although these forward-looking statements reflect our good-faith belief and reasonable judgment based on current information, these statements are qualified by important factors, many of which are beyond our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors and other risks that could cause our actual results to differ materially include all matters relating to the acquisition proposal (including any response by the Company to such proposal, any further actions that may be taken by Crestview, DigitalBridge or any third party, any transaction that may result from the proposal or otherwise, the possibility that no transaction may result from the proposal or any impact on our business or operations as a result of the proposal) and the other matters set forth in the section entitled “Risk Factors” in our Annual Report filed on Form 10-K with the Securities and Exchange Commission (“SEC”) and other reports subsequently filed with the SEC. Given these uncertainties, you should not place undue reliance on any such forward-looking statements. The forward-looking statements included in this report are made as of the date hereof or the date specified herein, based on information available to us as of such date. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Measures

The Company has included certain non-GAAP financial measures in this release, including Adjusted EBITDA and Adjusted EBITDA margin. These terms, as defined herein, are not intended to be considered in isolation, as a substitute for, or superior to, the financial information prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). These terms may vary from the use of similar terms by other companies in our industry due to different methods of calculation and therefore are not necessarily comparable.

We believe that these non-GAAP measures enhance an investor’s understanding of our financial performance. We believe that these non-GAAP measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We believe that these non-GAAP measures provide investors with useful information for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake Capital Expenditures. We use these non-GAAP measures for business planning purposes and in measuring our performance relative to that of our competitors. We believe these non-GAAP measures are measures commonly used by investors to evaluate our performance and that of our competitors.

Adjusted EBITDA eliminates the impact of expenses that do not relate to overall business performance and is defined by WOW! as net income (loss) before interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including stock compensation expense) and certain other income and expenses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance, operating cash flows or liquidity.

Refer to “Reconciliations of GAAP Measures to Non-GAAP Measures” and the accompanying tables below for a reconciliation of Adjusted EBITDA to Net Income and Adjusted EBITDA margin to Net Profit margin which are the most directly comparable corresponding GAAP financial measures.

Subscriber Information

The Company uses the terms defined below throughout this release.

Homes passed are reported as the number of serviceable addresses, such as single residence homes, apartments and condominium units, and businesses passed by our broadband network and listed in our database.

We deliver multiple services to our customers, as such we report Total Subscribers as the number of Subscribers who receive at least one of our HSD, Video or Telephony services, without regard to which or how many services they subscribe. We define each of the individual HSD Subscribers, Video Subscribers and Telephony Subscribers as a Revenue Generating Unit (“RGU”).

While we take appropriate steps to ensure subscriber information is presented on a consistent and accurate basis at any given balance sheet date, we periodically review our policies in light of the variability we may encounter across our different markets due to the nature and pricing of products and services and billing systems. Accordingly, we may from time to time make appropriate adjustments to our subscriber information based on such reviews.

WIDEOPENWEST, INC. AND SUBSIDIARIES

Reconciliations of GAAP Measures to Non-GAAP Measures

(unaudited)

The following table provides a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to Net (Loss) Income and Net Profit Margin for the periods presented:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

	(in millions)
Net loss	$(10.8)	$(101.7)	$(25.8)	$(139.7)
Net Profit Margin	(6.8)%	(58.9)%	(8.1)%	(40.5)%

Plus: Depreciation and amortization	52.7	46.7	105.1	92.2
Impairment Losses on Intangibles	—	128.1	—	128.1
Interest expense	17.8	17.3	38.8	32.2
Non-recurring professional fees, M&A integration and restructuring expense	10.7	9.7	17.5	15.5
Patent litigation settlement	—	—	—	45.4
Non-cash stock compensation	2.9	5.0	5.9	10.4
Other income, net	(0.2)	(0.8)	(0.5)	(2.0)
Income tax benefit	(3.1)	(36.2)	(3.6)	(48.8)
Adjusted EBITDA	$70.0	$68.1	$137.4	$133.3
Adjusted EBITDA Margin	44.1%	39.5%	42.9%	38.7%

WIDEOPENWEST, INC. AND SUBSIDIARIES

Capital Expenditures and Subscriber Information

(unaudited)

The following table provides additional information regarding our Capital Expenditures for the periods presented:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

	(in millions)
Scalable infrastructure	$17.8	$11.7	$50.4	$29.6
Customer premise equipment	15.8	15.8	34.4	32.0
Line extensions	8.2	22.7	19.3	38.7
Support capital and other	9.3	13.4	19.5	23.5
Total	$51.1	$63.6	$123.6	$123.8
Capital expenditures included in total related to:
Greenfields	$10.2	$23.0	$53.3	$43.2
Edge-outs	$2.7	$3.7	$4.4	$7.9
Business services	$4.7	$3.7	$6.9	$7.6

The following table provides an unaudited summary of our subscriber information:

	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2023	2023	2023	2024	2024
Homes Passed	1,892,600	1,905,600	1,932,200	1,948,500	1,956,700
Total Subscribers	522,400	517,400	504,100	500,700	495,200
HSD RGUs	507,800	503,400	490,100	489,700	485,000
Video RGUs	110,000	100,800	90,800	79,300	71,600
Telephony RGUs	85,300	82,700	79,500	77,700	75,700
Total RGUs	703,100	686,900	660,400	646,700	632,300

Additional Information Available on Website:

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which will be posted on of our investor relations website at ir.wowway.com, when it is filed with the Securities and Exchange Commission. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available on our website.

Contact:
Andrew Posen
Vice President, Head of Investor Relations
303-927-4935
andrew.posen@wowinc.com

Debra Havins

Vice President, Corporate Communications

720-527-8214

debra.havins@wowinc.com